Exhibit 3.1

EDGEMODE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK

It is hereby certified that:

1.	The name of the Corporation (the “Corporation”) is Edgemode, Inc. a Nevada corporation.

2.	The Amended and Restated Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”) authorize the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, 3,999,998 of which are unissued and undesignated, and the Articles of Incorporation expressly vest in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

3.	The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series D issue of preferred stock:

RESOLVED, that the Board of Directors hereby designates the Series D Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Section 1. Designation and Authorized Shares. The series of preferred stock designated by this Certificate shall be designated as the Corporation’s Series D Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be 2.

Section 2. Voting Rights. The Series D Preferred Stock shall vote together with the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) on all matters requiring stockholder approval under the Nevada Revised Statutes, voting together with the Common Stock as one (1) class. With respect to any regular or special meeting of the stockholders, the holder of the Series D Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. Each share of the Series D Preferred Stock shall have voting power equal to 25.5% of the number of votes eligible to vote at any special or annual meeting of the Corporation’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting).

Section 3. Liquidation. The Series D Preferred Stock shall not be entitled to participate in any distribution of assets or rights upon any liquidation, dissolution or winding up of the Corporation.

Section 4. Conversion. The Series D Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation.

Section 5. No Dividend Rights. The Series D Preferred Stock shall not be entitled to any dividends or distributions.

Section 6. No Preemptive Rights. No holder of Series D Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

Section 7. Cancellation. Any Series D Preferred Stock issued and outstanding shall be surrendered to the Corporation and cancelled for no consideration upon the written consent of the holders of the Series D Preferred Stock and the Board of Directors of the Corporation. Upon such surrender and cancellation, all rights of the Series D Preferred Stock shall cease and terminate, and the Series D Preferred Stock shall be retired and shall not be reissued.

[Signature page follows.]

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on December 10, 2025.

EDGEMODE, INC.

/s/ Charlie Faulkner

Charles Faulkner, Chief Executive Officer

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